Exhibit 10.1

AMENDMENT NO. 3 TO STANDSTILL AGREEMENT

This Amendment No. 3 to Standstill Agreement (this “Amendment”) is entered into as of December 19, 2011 by and among Snyder’s-Lance, Inc., a North Carolina corporation (the “Company”), Michael A. Warehime (“MAW”) and Patricia A. Warehime (“PAW”).

WHEREAS, the parties hereto entered into a Standstill Agreement as of July 21, 2010, as amended by Amendment No. 1 to Standstill Agreement, dated as of September 30, 2010, and Amendment No. 2 to Standstill Agreement, dated as of September 20, 2011 (as amended, the “Standstill Agreement”), providing for certain restrictions and limitations on the acquisition and transfer of shares of common stock of the Company by MAW and PAW and including certain agreements with respect to the corporate governance of the Company during the term of the Standstill Agreement;

WHEREAS, the parties have agreed to revise and amend the Standstill Agreement to permit certain bona fide pledges of MAW/PAW Lance Shares; and

WHEREAS, all terms not defined in this Amendment shall have the meanings ascribed to them in the Standstill Agreement.

NOW, THEREFORE, intending to be legally bound, each of the parties hereto agrees as follows:

Section 1. Subsection 2(a)(ii) is deleted in its entirety from the Standstill Agreement and the following is substituted in lieu thereof:

(ii) Transfer, or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the MAW/PAW Lance Shares; provided, that (A) if MAW or PAW is an “affiliate” (as such term is defined in Rule 144 of the Securities Act (“Rule 144”)) of Lance, such person that is an “affiliate” shall be permitted to Transfer any of its MAW/PAW Lance Shares in a Transfer pursuant to Rule 144 or, if MAW or PAW is not an “affiliate” (as such term is defined in Rule 144) of Lance, then such person shall be permitted to Transfer any of its MAW/PAW Lance Shares to the same extent as would be permitted pursuant to Rule 144 if such person was an “affiliate” of Lance pursuant to Rule 144; (B) each of MAW and PAW may Transfer the MAW/PAW Lance Shares held by such person to a Family Member of such person for estate planning purposes, provided that each transferee pursuant to clause (B) shall agree in writing to be bound by the terms of this Agreement (solely with respect to the MAW/PAW Lance Shares transferred pursuant to this clause (B)) upon or prior to the consummation of such Transfer; (C) each of MAW and PAW may Transfer MAW/PAW Lance Shares held by such person pursuant to Permitted GRAT Transfers; and (D) each of MAW and PAW may pledge MAW/PAW Lance Shares in bona fide pledges as collateral for loans, provided that the aggregate amount of MAW/PAW Lance Shares pledged pursuant to clause (D) shall not exceed 2,500,000 MAW/PAW Lance Shares and, provided, further, that any such MAW/PAW Lance Shares that are released from such pledges shall again be subject to the terms, conditions and restrictions of this Agreement.

Section 2. Except as expressly amended in this Amendment, the Standstill Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Lance, MAW and PAW have caused this Amendment to be duly executed as of the day and year first above written.

SNYDER’S-LANCE, INC.

By:	/s/ David V. Singer
Name:	David V. Singer
Title:	Chief Executive Officer

/s/ Michael A. Warehime
Michael A. Warehime

/s/ Patricia A. Warehime
Patricia A. Warehime